Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 22, 2010

Relating to Preliminary Prospectus dated April 22, 2010

Registration No. 333-164031

EXCEL TRUST, INC.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated April 22, 2010, included in Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-164031) of Excel Trust, Inc. (the “Company”), as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2010 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the changes included in the revised preliminary prospectus and should be read together with the revised preliminary prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 21 of the revised preliminary prospectus.

To review the revised preliminary prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1478950/000119312510089577/ds11a.htm

Reduction in consideration paid for contribution properties:	The number of shares of common stock and operating partnership units to be issued by the Company in exchange for four of the Company’s initial properties, or the contribution properties, will be reduced by 49,859 shares of common stock (from 499,456 shares of common stock to 449,597 shares of common stock) and 70,141 operating partnership units (from 702,625 operating partnership units to 632,484 operating partnership units).

As a result, the total value of the consideration paid by the Company for the four contribution properties will be reduced by approximately $2.04 million (from $54.14 million to $52.10 million).

Reduction in restricted stock grants:	The number of shares of restricted stock to be issued to directors, officers and employees of the Company will be reduced by 275,000 shares (from 425,294 shares to 150,294 shares).

As a result, the total value of the restricted stock grants will be reduced by approximately $4.68 million (from $7.23 million to $2.55 million).

Elimination of structuring fee:	The Company will not pay a structuring fee, an amount equal to $1.91 million based on the mid-point of the range of prices set forth on the cover page of the revised preliminary prospectus, to Morgan Stanley & Co. Incorporated, Barclays Capital Inc., UBS Securities LLC and HFF Securities L.P., which will increase the net proceeds to the Company from the initial public offering.

Ownership by executive officers:	As a result of these changes, the executive officers’ fully diluted ownership of the Company will be reduced by 1.4% (from 8.6% to 7.2%).

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001478950.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING MORGAN STANLEY & CO. INCORPORATED, ATTENTION: PROSPECTUS DEPARTMENT, 180 VARICK STREET, NEW YORK, NEW YORK 10014, OR BY E-MAIL AT PROSPECTUS@MORGANSTANLEY.COM; BARCLAYS CAPITAL INC., C/O BROADRIDGE, INTEGRATED DISTRIBUTION SERVICES, 1155 LONG ISLAND AVENUE, EDGEWOOD, NEW YORK 11717, OR BY CALLING 1-888-603-5847, OR BY E-MAIL AT BARCLAYSPROSPECTUS@BROADRIDGE.COM; OR UBS SECURITIES LLC, ATTENTION: PROSPECTUS SPECIALIST, 299 PARK AVENUE, NEW YORK, NY 10171, OR BY CALLING 1-877-827-6444 (EXT. 561-3884).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.